FEDERATED INSTITUTIONAL TRUST

Amendment No. 8
DECLARATION OF TRUST
dated June 9, 1994


	THIS Declaration of Trust is amended as follows:

	Delete the first paragraph of Section 5 in Article
III from the Declaration of Trust and substitute in its place the following:

	"Section 5.  Establishment and Designation of Series or
	Class.

	Without limiting the authority of the Trustees set forth in Article XII, Section 8, inter alia, to establish and designate any additional Series or Class or to modify the rights and preferences of any existing Series or Class, the Series and Classes of the Trust shall be and are established and designated as:

Federated Government Ultrashort Duration Fund
Class A Shares
Institutional Service Shares
Institutional Shares
Federated Institutional High Yield Bond Fund

	The undersigned hereby certify that the above stated Amendment is a true and correct Amendment to the Declaration of Trust, as adopted by the Board of Trustees on the 13th day of February, 2003, to be effective as of March 3, 2003.

     WITNESS the due execution hereof this 13th day of February, 2003.


/s/ John F. Donahue		/s/ Lawrence D. Ellis, M.D.
John F. Donahue			Lawrence D. Ellis, M.D.

/s/ Thomas G. Bigley		/s/ Peter E. Madden
Thomas G. Bigley		Peter E. Madden

/s/ John T. Conroy, Jr.		/s/ Charles F. Mansfield, Jr.
John T. Conroy, Jr.		Charles F. Mansfield, Jr.

/s/ Nicholas P. Constantakis	/s/ John E. Murray, Jr.
Nicholas P. Constantakis	John E. Murray, Jr.

/s/ John F. Cunningham		/s/ Marjorie P. Smuts
John F. Cunningham		Marjorie P. Smuts

/s/ J. Christopher Donahue	/s/ John S. Walsh
J. Christopher Donahue		John S. Walsh